Innovative Card Technologies Acquires All Rights to OTP DisplayCard from Co-developer nCryptone

Companies Will Continue Collaborating On Specialized Versions of the Innovative Online Security Solution

Los Angeles, June 29, 2006 - Innovative Card Technologies (OTC: INVC.OB), developer of the breakthrough one-time-password (OTP) DisplayCard for secure online transactions, has completed the OTP DisplayCard assets acquisition from co-developer nCryptone. Innovative Card Technologies now holds all rights, including 100 percent of revenues, relating to the OTP DisplayCard. In exchange, French company nCryptone gains 4,500,000 shares of the company's common stock and $1,000,000 USD to be paid within one year after the close of the acquisition.

Under the terms of the agreement, nCryptone will resell Innovative Card Technologies’ products as a channel partner. Additionally, Innovative Card Technologies will purchase transitional services from the company, and continue to receive the same level of support from the nCryptone team for one year from the date of the acquisition.

“We are very excited to now control 100 percent of all the intellectual property and potential revenues surrounding the DisplayCard,” said Alan Finkelstein, CEO of Innovative Card Technologies. “This acquisition will enable us to move more quickly and efficiently to market and better execute our strategic vision. “

Included in the assets acquisition is all intellectual property relating to the OTP DisplayCard under the July 25, 2005 joint development agreement with nCryptone, all nCryptone intellectual property relating to the OTP DisplayCard, as well as all tangible assets relating to the OTP DisplayCard.

“We were very glad to be a part of developing such an ideal authentication solution as the one-time-password DisplayCard,” said Alain Bernard, Chairman and CEO of the Prosodie Group, the parent company. “We believe the product with Innovative Card Technologies will be very successful, and look forward to assisting the company in the product’s evolving development in the future.”

About Innovative Card Technologies

Innovative Card Technologies (OTC: INVC.OB) develops breakthrough online security solutions. Its one-time-password (OTP) DisplayCard is powered by its proprietary Power Inlay Technology. This technology enables a wafer-thin chip, battery, circuit and switch to generate a dynamic OTP in a standard credit-card form factor. www.incardtech.com

For more information:
Media Relations
Susan Roush
20-80 PR
Tel.: 818.222.8330
Email: susan_roush@20-80PR.com

Investor Relations
Jose Castaneda
Tel.: 720.733.0052
Email: ir@incardtech.com

About nCryptone

Based in Boulogne-Billancourt, France, and wholly owned by Prosodie (Euronext Premier Market PSOE.PA), nCryptone (previously AudioSmartCard) aims at becoming a total supplier of security authentication solutions by offering products that complete the entire authentication value chain. Its nC AudioCard delivers a dynamic password in the form of an acoustic signal for multi channel authentication applications (Internet, landline or mobile telephone). At the other end of the chain, nC Server is a software suite for authentication and access management. www.ncryptone.com , www.prosodie.com

nCryptone Philippe Buschini p.buschini@ncryptone.com Tél. : + 33 1 46 84 11 11	Prosodie Francine Gaillard fgaillard@prosodie.com Tél. : + 33 1 46 84 11 76

This press release contains forward-looking statements. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. The Innovative Card Technologies, Inc. refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements.